Exhibit 99.1

Introduction

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM, and I’d like to welcome you to our third quarter earnings presentation.  I’m here today with Jim Kavanaugh, IBM’s Senior Vice President and Chief Financial Officer.

Our prepared remarks will be available within a couple of hours, and a replay of the webcast will be posted by this time tomorrow.

I’ll also remind you that certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.  Those statements involve a number of factors that could cause actual results to differ materially.  Additional information concerning these factors is contained in the company’s filings with the SEC.  Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Our presentation also includes certain non-GAAP financial measures, in an effort to provide additional information to investors.  All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules.  You will find reconciliation charts at the end of the presentation, and in the Form 8-K submitted to the SEC.

So, with that, I’ll turn the call over to Jim.

Overview

Thanks Patricia, and thanks to all of you for joining us.

In the third quarter, we delivered $18.8 billion of revenue, $3.6 billion of operating pre-tax income and $3.42 of operating earnings per share.  And over the last twelve months, we’ve generated $12.2 billion of free cash flow, with realization over 100 percent.

As compared to last year, our revenue was flat at constant currency though down two percent with the impact of the stronger dollar.  Gross profit margin was flat, which is the best year-to-year performance in years.  The improvement was led by services margin expansion.  We expanded our overall operating pre-tax margin, and we grew operating profit and earnings per share.

We continue to see strong client demand in the emerging, high-value segments of the IT industry.  And our performance this quarter was driven by the offerings in hybrid cloud, in security, in digital and in analytics and AI, a testament to our ability to deliver differentiated value to our clients through innovative technologies, with the skills and expertise to implement these technologies.  We see the results in our strategic imperatives revenue growth of 13 percent over the last twelve months.  We also see this playing out in higher operating margin over the last few quarters, which supports both our long-term investment and return to shareholders.  With our success in these higher-value areas, and our focus on delivering consistent operational performance, we remain on track to our full-year expectations of earnings per share and free cash flow.

Coming into the second half, we said we expected to improve our services revenue trajectory, and to expand total services margins for the half.  We also said we’d face some headwinds as we wrap on a new mainframe launch and our strongest software performance in the third quarter of last year.

And so now this quarter, we delivered revenue growth and gross margin expansion in both services segments.  In Global Business Services, our revenue growth accelerated, driven by Consulting, as we help clients with their digital transformations.  And we grew revenue again in Technology Services and Cloud Platforms, driven by hybrid cloud implementations.  And I should mention that my revenue comments here and throughout will be based on constant currency.  In Systems, our IBM Z revenue grew, despite a wrap on the new mainframe launch, resulting in what is now the most successful Z program in our history.  And then looking at our software revenue, which spans our segments, we had growth in Integration Software, driven by offerings that help clients modernize applications and enable hybrid cloud adoption.  In Solutions Software, we had good performance in several areas including security, key offerings in analytics like data science, and our Watson Health vertical as we embed AI into more of our offerings.  At the same time, we continue to deal with challenges in a few horizontal solution areas, and a tougher compare in Transaction Processing Software, both of which impacted overall software revenue growth.

Across our segments, our strategic imperatives revenue has grown to thirty-nine-and-a-half billion dollars over the last twelve months.  Within that, our cloud revenue is $19 billion, and we exited the third quarter with an as-a-Service annual run rate of $11.4 billion, which again was up 24 percent.

While that’s already a significant revenue base in the emerging, high-value segments of the IT industry, such as cloud and AI, it’s still early in the adoption of these technologies.  For example, it’s estimated that enterprises are only 10 to 20 percent into their cloud journey, with progress slowed by the lack of interoperability across cloud environments and concerns about the ability to manage data privacy and security in multiple cloud environments.  And so, clients need a cloud partner that can offer a hybrid cloud, for workloads that cut across public, private and traditional, a secure cloud, for mission-critical workloads and highly sensitive data, and an open cloud, to run complex, multi-cloud environments.

Twelve months ago, we launched IBM Cloud Private, which is the starting point for many companies as they embrace a hybrid, multi-cloud strategy. Already, more than 400 global companies have embraced this platform to manage mission-critical business processes in the cloud, and nearly all of these are competitive wins.

Just yesterday, we announced a series of innovations that will help clients scale their Cloud, AI and Cybersecurity initiatives.  These include IBM Multicloud Manager, which is the industry’s first service to deploy and manage complete applications in any cloud environment.

We also announced IBM’s AI OpenScale technology, the first open, interoperable AI platform to manage the lifecycle of all forms of AI applications and models.  This includes the management of bias, security and provenance of models and data, which are the issues clients are facing with scaling AI in the enterprise.

These are just a few examples of how we’re building on our technology innovations and industry expertise, with trust and security, to help enterprises on their journey to cloud and to AI.

Operating Earnings per Share Drivers

Before getting into the financial metrics, I’ll lay out the drivers of our operating earnings per share growth.  As I said, our revenue was flat at constant currency, but with the continued strengthening of the dollar, revenue was down two percent.  And at constant margin, this was a headwind to profit and earnings per share growth.  Our actions to reposition our cost base and drive operating efficiencies resulted in pre-tax margin expansion of 50 basis points, despite a headwind from mix.  And so, we had modest growth in our pre-tax income.  Our tax rate was down, driven by a discrete benefit in the quarter, and finally, a lower share count contributed to growth.

Putting it all together, our operating EPS was up five percent.  Year-to-date through September, our operating EPS is also up five percent, and you can see on this chart the contributors to earnings per share growth, consistent with how we’ve presented it over the last three quarters.

Key Financial Metrics

Looking at our underlying profit and cash metrics, as I said our gross margin was flat compared to last year, which is an improvement in the year-to-year trajectory.  We had solid gross margin improvement in the services segments, together up 160 basis points.  And as I talked about last quarter, in services, which is a human capital-based business, value is instantiated in gross margin. This was offset by the mix headwinds we discussed 90 days ago, in z14 mainframe and software.

Our operating expense was down four percent year to year, with half due to currency and half due to base operational performance.  When currency hurts the top line, it generally helps the expense line due to both translation and the benefit of hedging contracts.  The base expense reduction of two points was driven by operating efficiencies, including acquisition synergies.  We’re delivering productivity across our business by using automation, leveraging agile processes and changing the way we work.  This provides flexibility to increase investment to deliver innovations in areas like hybrid cloud, AI, cybersecurity and blockchain, while also dropping some to the bottom line.  Within our expense decline, we also absorbed a lower level of IP income.

We expanded both operating pre-tax and net income margins, and net income was up three percent.

Our operating tax rate was down two points from last year.  While our underlying rate of 16 percent is up slightly, as I said, the year-to-year dynamic is driven by a discrete benefit in the quarter.

Looking at our cash metrics, we generated $2.2 billion of free cash flow in the quarter and $5.4 billion through September, which is down year to year.  As expected, our year-to-date decline is driven by a cash tax headwind and growth in cap ex.  As always, trailing twelve months is the best way to look at our cash flow performance, and on that basis, we’ve generated $12.2 billion, which is 108 percent free cash flow realization.  We’ve returned about 70 percent of that to shareholders, while increasing our capital investment.

Cognitive Solutions Segment

Turning to our segments, Cognitive Solutions had $4.1 billion of revenue, which was down five percent.  The segment is comprised of a broad set of offerings, so let me take a minute to break it down.

Solutions Software includes offerings in strategic verticals like health, domain-specific capabilities like analytics and security, as well as our emerging technologies of AI and blockchain.  We had good performance across these areas this quarter and I’ll come back to these in a minute.

Solutions also includes offerings that address horizontal domains and over the last three quarters, I’ve been talking about challenges in a few of these areas, specifically collaboration, commerce and talent, where we’re dealing with secular shifts in the market.  We’ve been taking actions, including modernizing our offerings, infusing AI and enhancing the digital experience.  While these three areas continue to weigh on the segment’s overall performance, we’ve made some progress.  For example, in Commerce where we infused AI into offerings like customer experience analytics, SaaS signings grew double digits this quarter.  And in Collaboration, we’ve had very positive reaction to the recent introduction of Notes Domino version 10, which is optimized for mobile, and supports JavaScript and node.js.  So, we’re starting to see some green shoots, but because the time to value is longer in SaaS, we will start seeing this play out as we get into 2019.

Cognitive Solutions also includes Transaction Processing Software.  This includes software that runs mission-critical workloads, leveraging our hardware platforms.  While much of the revenue is annuity-based, in any quarter the performance reflects the timing of larger transactions that are tied to client buying cycles.  We have a good pipeline in transaction processing software as we enter the fourth quarter, which supports a return to growth.

So now let me now turn back to a few of our high value areas where we continue to scale new platforms and high value solutions.  This quarter, we had growth in industry verticals like health, key areas of analytics and security.  In Watson Health, where we’ve been infusing AI the longest, we had broad-based growth, including in Payer, Provider, Imaging and Life Sciences.  In the area of Life Sciences, we’ve been working with Medtronic to leverage data and apply intelligence into their glucose monitors.  In June, the Sugar.IQ application with Medtronic went live, and initial demand and patient results are very strong.  In our underlying analytics platform, we had growth in our data science and IBM Cloud Private for Data offerings.  We continued to invest in advancing data and AI.  We announced bias detection services and introduced new Watson services on the IBM Cloud Private platform, as clients seek the benefits of AI and the Cloud behind their firewall.  Security growth in the quarter was led by offerings in orchestration, data security and endpoint management.  Our momentum is driven by our unique market position, comprehensive integrated portfolio, and differentiation with AI.  In the emerging area of blockchain, this quarter our IBM Food Trust network for food safety went live, and Carrefour, one of the world’s leading retailers, joined the network.  We also jointly announced TradeLens with Maersk.  Together we will apply blockchain technologies to address inefficiencies in the global supply chain and signed up over 50 ecosystem participants.  And we now have over 75 active blockchain networks.

Looking at profit this quarter, we expanded pre-tax margin by over a point year to year.  This was driven by operational efficiencies including acquisition synergies, while continuing to invest at high levels in key strategic areas.

Global Business Services Segment

Looking at Services, our Global Business Services revenue grew three percent, building on the progress from first half.  Consulting revenue growth accelerated to seven percent, led by strength in offerings within the Digital Strategy and iX, as well as Cognitive Process Transformation.  And in Application Management, a decline in traditional enterprise application managed services is being mitigated by the continued strength in areas such as Cloud Migration Factory and Cloud Application Development.

Our consulting performance reflects the fact that enterprises are undergoing a digital transformation and reinvention, leveraging technology to transform the way they operate, to attract the best talent and to improve engagements with their customers.  Customers are turning to GBS as we are uniquely positioned to infuse IBM’s leading-edge technology and partnerships with our industry expertise to enable clients’ digital transformation.  For example, we are partnering with Sally Beauty to provide an innovative digital and in-store customer experience, influenced by a deep understanding of the brand, consumer and retail industry.  We are creating Virtual Assistants for Lloyds Banking Group to enhance the way they communicate with and serve customers.  And at the US Open, GBS provided the digital fan experience, which included several innovative features.  AI Highlights enabled the tournament’s digital team to view and find the most exciting shot of the day or match for distribution.  And the AI-powered Virtual Concierge answered fans’ questions on a range of topics.

Turning to gross profit, GBS gross margin expanded 270 basis points year to year.  We are shifting our revenue mix towards higher value offerings such as Digital and Cognitive, and capturing that price for value.  Additionally, we have aligned our resources to key skill areas and are seeing productivity and utilization benefits.

Putting it all together, GBS delivered a solid quarter. They are executing well and delivering value to clients in key strategic areas.

Technology Services and Cloud Platforms

In Technology Services and Cloud Platforms, we delivered $8.3 billion of revenue, and grew for the second consecutive quarter.  Growth was led by hybrid cloud implementations, with Cloud revenue up 22 percent, and we exited the quarter with a $7.5 billion as-a-Service annual run rate.  This reflects IBM’s differentiated value proposition to address cloud for the enterprise.

As I said earlier, clients are early in their cloud journey, and their needs are evolving.  Initial cloud projects focused on the productivity economics of renting IT infrastructure at scale.  More and more, however, clients want to move beyond that model and start to shift mission-critical business processes and apps to the cloud.  They recognize that cloud can help drive real business value in those processes, launch new applications rapidly and enter new markets.  And this all needs to be optimized across public, private and on-prem, where many of the workloads will remain.  This is why IBM’s approach to cloud is hybrid, secure and open.

I mentioned our announcements yesterday.  It’s important to note that we are bringing new, open and interoperable approaches to cloud.  This is consistent with our heritage as a leader in open standards and governance, from the early days of Linux and Java, to Kubernetes and Hyperledger for Blockchain.  We’re bringing the same open approach to cloud and AI, which will also help clients overcome the complexity of proprietary technology and vendor lock-in.

Within this segment, we see the results of this shift in Infrastructure Services and Integration Software, with strong cloud performance contributing to revenue growth in both of these areas.  I mentioned earlier the strong adoption of IBM Cloud Private, with 95 new companies alone this quarter around the globe.  For example, Aflac in Japan is trusting IBM Cloud to help speed the development of new business products and services.  Brazil’s Fidelity National Information Services, a global leader in payment processing solutions, has adopted IBM Cloud Private to help streamline credit card chargebacks for its Brazilian operations.

And CNH Industrial, a leader in the capital goods sector, will use IBM Cloud Private and Watson Artificial Intelligence to transform its business processes, across manufacturing, supply chain, sales & marketing and financial services.

And now turning to Technical Support Services, revenue was down three percent, which is a modest sequential improvement from second quarter.  Similar to last quarter, this area continues to be impacted by the dynamics of our hardware product cycle, moderated by continued growth in our core multi-vendor services offerings.

Moving on to gross profit for the segment, margin expanded 120 basis points.  This improvement was driven by scale efficiencies in our cloud business as well as a lift in our productivity initiatives.

As we continue to drive value in Technology Services and Cloud Platforms, we are making investments to capitalize on the shifts to cloud, by adding capacity and expanding our data center footprint around the world, as well as expanding our go-to-market capabilities to capture the opportunity in hybrid.  We’re also investing in development to drive hybrid cloud innovation that means both private and public technologies.  You see this in the introduction of IBM Multicloud Manager, and AI OpenScale.  And we’re also adding functionality and enhancements to IBM Cloud Private, and IBM Cloud.

Before moving on to Systems, let me give you some perspective on our combined Services business.  As we entered the year, we saw improved revenue from opening backlog, which pointed to an improving revenue trajectory.  And, the actions we have been taking to remix our offerings to higher value, improve price realization, and drive productivity and workforce optimization, combined with scale efficiencies in the cloud, are designed to improve gross profit performance, which, in a human capital-based business, is where the value is instantiated.

In the third quarter, for Services, the revenue trajectory and gross margins continued to improve with combined revenue up one percent, and gross margins expanding 160 basis points.

Systems Segment

In Systems, we grew revenue again this quarter, driven by a combination of strong z14 and newly introduced POWER9 adoption.

This quarter, IBM Z revenue grew six percent year to year on 20 percent MIPs growth, and margins expanded.  The z14 program continued to track ahead of the prior cycle and, in fact, program to date in terms of shipped capacity it’s the most successful in our platform’s long history.  The z14’s pervasive encryption continues to be a key differentiator.  For instance, governments are selecting z14 to protect their sensitive data, including a large US government agency this quarter. The z14 adoption spans many industries and countries, and we added new clients to the platform again this quarter, including several new clients to our new single-frame z14 designed specifically for cloud environments.

Our Power revenue was up double digits, driven by strong growth in Linux, and traction across our new POWER9-based architecture.  In the third quarter, we released our next generation POWER9 processors for mid-range and high-end systems, and we have seen strong adoption.  These systems are designed for handling advanced analytics, cloud environments and data-intensive workloads in AI, HANA, and UNIX markets.  We also introduced new offerings optimizing both hardware and software for AI. Offerings such as PowerAI Vision and PowerAI Enterprise, will help drive new customer adoption.  And we continued to deploy our supercomputers at U.S. Department of Energy labs in the quarter.

Storage hardware was down this quarter, with declines in midrange and high end, mitigated by strong growth in All Flash Arrays.  Storage is an increasingly competitive environment with continued pricing pressures.  So to differentiate in this environment requires additional investment in innovation.  We’ve been releasing new functionality, like Safeguarded Copy for Cyber Security, to protect critical client data from cyberattack, and we signed our first large deployment of this technology with a major bank this quarter.  And our new FlashSystems with next generation NVMe technology was announced early this quarter.  We will continue to rollout NVMe across the portfolio.

Turning to profit, Systems pre-tax margin was down over six points, reflecting a mix headwind, a lower level of IP income and ongoing investment to drive innovation across the brands.

Cash Flow and Balance Sheet Highlights

Turning to cash flow and balance sheet, in the quarter, we generated $3.1 billion of cash from operations excluding our financing receivables and $2.2 billion of free cash flow.  This brings our year-to-date free cash flow to $5.4 billion, which is down $800 million year to year.  The decline is driven by a combination of higher capital expenditures and cash taxes.

You’ll recall at the beginning of the year we said we expected three headwinds to our free cash flow growth this year, higher capex, higher cash taxes, and our strong working capital performance at the end of last year, driven by the IBM Z introduction.  The combined impact from cash taxes and capital investments is in line with what we expected at this point, though we’ve spent a little more on cap ex, and a little less on cash taxes.

Looking at uses of cash, over the last three quarters, we’ve returned $6.6 billion to our shareholders, including $4.2 billion in dividends.  And we bought back 16 million shares, with $1.4 billion remaining in our buyback authorization at the end of September.

Looking at the balance sheet highlights, we ended September with $14.7 billion in cash, and non-financing debt of about sixteen-and-a-half billion dollars.  We have just over $30 billion of debt in support of our financing business, which continues to be leveraged at 9 to 1.  Our financing portfolio remains strong, at 55 percent investment grade.  That’s a point better than December and two points better than a year ago.

So, I’m confident in the strength of our balance sheet.  We’ve got plenty of flexibility to continue to invest, while returning value to our shareholders, as evidenced by 23 consecutive years of dividend increases.

Summary

So, let me wrap it up.  Our performance through the first three quarters reflects the investments we’ve been making over the last couple of years, and actions to reposition the business.  We’ve been rebuilding our innovation pipeline to address what our enterprise clients value in an IT industry that has been rapidly reordering, technologies like AI, blockchain, cybersecurity, delivered in hybrid cloud environments.  And we’ve taken actions to further align our skills base to this opportunity and to drive operating efficiencies.

And so now, on a year-to-date basis, our revenue is up, our gross margin trajectory has been improving, and in the third quarter was flat year to year.  Our operating profit is up modestly, and we’ve returned a lot of value to shareholders.

These all reinforce the fact that we’re a high-value company.

As we look forward, as always, there is more work to do, and the fourth quarter seasonally has a large transaction base.  But with the performance in the first three quarters, and our focus on consistent operational execution, we continue to expect to deliver at least $13.80 of operating earnings per share.

Regarding our free cash flow, with the headwinds we expected in cash taxes and capital expenditures largely behind us, we are maintaining our view of about $12 billion of free cash flow for the year, which is over 100 percent realization.

And with that, let me turn it back to Patricia so we can get started on Q&A.

Closing

Thank you, Jim.  Before we begin the Q&A I’d like to mention a couple of items.

First, we have supplemental charts at the end of the slide deck that provide additional information on the quarter.  And second, I’d ask you to refrain from multiple questions and multi-part questions, so we can make best use of the time we have today.

So, operator, let’s please open it up for questions.